Exhibit 21.1

LIST OF SUBSIDIARIES
Subsidiary Name	State of Incorporation
BCG Land, LLC	Kentucky
Bella Terra, LLC	Alabama
Bluebird, Ltd Co	Kentucky
Bluegrass Land & Minerals, LLC	Kentucky
Cerulean at the Bluebird, LLC	Kentucky
Collier Beach, LLC	South Carolina
Consolidated Timberland, LLC	Georgia
Cumberland Woodlands, LLC	Kentucky
Esther's Wellhouse, LLC	Kentucky
Imperial Plan, Inc.	Texas
Mama Devechio's Pizzeria, LLC	Kentucky
Midland Superblock Partners, LLC	Texas
Red River Gorge Properties, LLC	Kentucky
Stanford Wilderness Road, LLC	Kentucky
The Inn at Wilderness Road, LLC	Kentucky
Universal Guaranty Life Insurance Company	Ohio
Franklin Forest, LLC	Tennessee